Exhibit 10.25
Distributor Agreement
  THIS AGREEMENT, effective as of this                      day of      ,       (hereinafter “Effective Date”), is by and between                      (hereinafter “the Company”), a wholly owned subsidiary of                      organized and existing under the laws of the state of Delaware, United States of America, having it’s principal place of business at 20550 Nordhoff Street, Chatsworth, CA 91311 and,                      (hereinafter “the Distributor”), a corporation organized and existing under the laws of                     , having it’s principal place of business at                      (jointly referred to as “the parties”).
BACKGROUND
The Distributor is an authorized distributor of fiber optic component products with one or more locations engaged in the business of purchasing fiber optic component products for eventual resale to its customers; and the Parties desire to establish the terms and conditions of their relationship whereby the Company will sell fiber optic component products to the Distributor and the Distributor will be an authorized distributor of such products to its customers,
IN CONSIDERATION of the above the Company and the Distributor hereby agree as follow:
1. General Rights and Duties of the Distributor
1.1	Appointment as distributor; Authorized Territories: subject to the terms and conditions hereof, Company hereby appoints the Distributor to be an exclusive distributor of products as define in Schedule A, (a copy of which is attached hereto and incorporated hereby hereinafter “the products”) for those territories which are set forth in Schedule B, ( a copy of which is attached hereto and incorporated hereby (hereinafter “Authorized Territories”) and the Distributor accepts such appointment

1.2	Specific Duties of the Distributor: The Distributor agrees to:
1.2.1	Use all reasonable means and diligence to further the sale of Products in the Authorized Territories;

1.2.2	Carry such stock of the Products in the Authorized Territories as may be necessary to meet demand for the same in the Authorized Territories;

1.2.3	Assist Company and its representatives in every reasonable manner including obtaining information useful in expanding usage of the Products, data concerning customer requirements, and to participate, after reasonable notice, in training activities sponsored by Company; and

1.2.4	Generally do all things necessary or proper to further and preserve the good will and reputation of Company and the Products.
1.3    Maintenance of Records; Reports:
1.3.1	The Distributor shall maintain complete, current and accurate records of purchases from Company, inventory of the Products and sales of the Products, including sales to Individual customers

1.3.2	Within twenty (20) days after the end of each accounting month the Distributor shall provide Company a written report setting forth;

a.	For those items of the Products in the Distributor’s inventory at the end of each such month, showing part number, quantity and purchase cost

b.	For those items of Products sold by the Distributor during each such month, information regarding Point of Sale — showing end customer, part number, quantity and selling price.
1.4	Independent Contractor: the Distributor is an independent contractor, and is not and shall not be deemed to be the legal representative or agent of Company for any purpose whatsoever, and the Distributor is not authorized by Company to transact business, incur obligations (express or implied), bill goods, or otherwise act in any manner in the name or on behalf of Company, or to make any promise, warranty or representation with respect to the Products or any other matter in the name or on behalf of Company. the Distributor shall not represent state or imply that it is a division, subsidiary, affiliate or agent of Company.
1.5	Indemnity by the Distributor: the Distributor shall be responsible for all the acts of its branches (whether in Authorized Territories or not), dealers agents employees, or contractors, and shall indemnify and protect Company against all claims, damage loss, cost or expense made against or sustained by Company by reason of any act the Distributor, its branches (whether in Authorized Territories or not), dealers, agent, employee, or contractors. the Distributor shall have no responsibility with respect to claim based on defect in materials, design manufacture or workmanship of the Product except for modifications, alterations or changes requested by distributor or made by or on behalf or the Distributor. The obligations of this Section 1.5 shall survive the expiration or termination of this Agreement.
1.7	Propriety Information: the Distributor acknowledges that during the course of its performance hereunder, it may come into possession of confidential or proprietary information of Company. the Distributor agree that it will not disclose any such proprietary information, which has been identified to it as such, except to employees and to potential purchasers of the Products with a genuine need to know the information disclosed, and that in every such case distributor shall take appropriate action to ensure that those to whom proprietary information is disclosed will not make further disclosure of such information. Section 1.7 shall not apply to any proprietary information, which becomes a matter of public Knowledge through no fault of the Distributor. The obligations of this Section 1.7 shall Survive the expiration or termination of this Agreement.
1.8	Compliance with Export and Other Laws: the Distributor shall comply with all applicable United States laws and regulations relating to exportation of the products and with all Applicable foreign laws and regulations relating to the Products and to this Agreement.
2. General Rights and Duties of Company
2.1	Training of the Distributor Personal: At the Distributor request, Company will furnish such technical and commercial training of the Distributor sales personnel in the use, selling and maintenance of the Products as Company may reasonably deem necessary to support the purpose of this Agreement.

2.2	Specific Duties of Company: Company agrees to:
2.2.1	Encourage use and industry acceptance of the Products through national and international advertising.

2.2.2	Sell the Products to the Distributor at the prices set forth in then current price list (hereinafter “the Distributor Price List”).

2.2.3	Use its best efforts fulfill all orders accepted by it, but it all shall not be liable to the Distributor for any liability imposed upon, or damage suffered by, the Distributor because Company fails to fulfill an order for any reason.
3. Purchase of Products by the Distributor
3.1	Orders for the products:
3.1.1	the Distributor shall order the Products on forms acceptable to company, stating Company’s part number for each item ordered.

3.1.2	No order shall be binding on Company until accepted by an authorized employee of Company

3.1.3	After an order has been accepted by Company, the Distributor may not modify or cancel such order except by delivering written notice to Company at least thirty (90) days prior to the scheduled shipment date for the affected Products.
3.2	Price for Products:
3.2.1	Company shall sell to the Distributor, without right of return except as expressly provided herein, at the price established by Company and published in the Distributor’s Cost Price List upon execution of this Agreement, such of the Product as Company has available for distribution, and resale. Company reserves the right at any time, following 45 days notice of intent, and from time to time to change its prices for any of the Products, and shall from time to time publish a revised the Distributor’s Cost Price List or supplement thereto and provide a copy of same to distributor, specifying the effective date of such price change. Such changed prices will apply to all orders previously accepted by Company but remain unshipped 6 months after the effective date of such price change.

3.2.2	Company retains the right to approve reduced price for sales to be made through the Distributor to a specific customer. In such case, Company shall issue a Special Pricing Authorized Number to the Distributor. Company will invoice the Distributor for affected item of the Products at the price shown in then-current the Distributor’s Cost Price List, and the Distributor may claim a debit back for Company. Company agrees to honor such debit claim when accompanied by the Special Pricing Authorization Number, a copy of the Distributor’s invoice covering sale of such Product to specific customer, and when a copy of the Distributor ‘s inventory report is on file with Company
3.3	Terms of Payment:
3.3.1	the Distributor shall make payment for the Product purchase hereto not later than forty five (45) days after the date of the respective invoice.

3.3.2	Payment for any Products purchased or services rendered pursuant to the terms of this Agreement shall be made in lawful currency of the United States of America, at the office of Company in Chatsworth, California.

3.3.3	If, at any time and in the sole judgment of Company, any condition or conduct of the Distributor business renders the terms of payment stated herein inappropriate, Company may, after notice to the Distributor, alter such terms as Company deems proper, including requiring payment prior to any shipment of products, whether or not ordered before the date of such notice.
3.4	Transportation Charges, Risk of Loss of Damaged and Delivery of Products: the Distributor assumes all risks of loss and damage to the Products purchased by or from company hereunder after the same is delivered to a carrier F.O.B. Company’s place of business for shipment to the Distributor or it’s nominee, which shall constitute delivery to the Distributor to the same extent as if delivery had been made directly to the Distributor. Company may, at its option, prepay transportation charges and add them to its invoice. Company reserves the right to refuse to make drop shipments to the Distributor’s customers.
4. Warranty of Products
4.1	Disclaimer of Warranty: EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION IV, COMPANY MAKES NO REPRESENTATION OR WARRANTIES WITH RESPECT TO THE PRODUCTS SOLD UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABLITY OF FITNESS FOR A SPECIFIC PURPOSE OR FUNCTION OUTSIDE OF THE TECHNICAL DATA SUPPLIED. THE COMPANY UNDERTAKES TO SUPPLY ALL RESONABLE TECHNICAL INFORMATION IN SUPPORT OF THE PRODUCTS, BUT IS NOT RESPONSIBLE FOR THE PRODUCTS FINAL APPLICATION.

4.2	Warranty; Warranty Procedures: Company warrants all items of the Products against defects in material and workmanship for a period of twelve (12) months from the date of shipment from Company’s inventory of each such item. Company liability under this warranty is limited, solely at Company’s option to:
(i)	replacement

(ii)	repair, or

(iii)	issuance of a credit for the Net Cost of such item, if already paid by the Distributor for such items as were defective at the time delivered to the Distributor; provided, however, that Company will not be liable under this warranty unless:
4.2.1	Company is promptly notified in writing upon discovery of defects by the Distributor pursuant to Company’s RMA procedures for such notice as amend from time to time by Company.

4.2.2	The defective item is returned to Company, transportation charges prepaid by the Distributor, accompanied by RMA Forms as prescribed by Company;

4.2.3	The defective item is received by Company for adjustment no later than sixty (60) days following the date on which such item was returned to the Distributor form the Distributor’s customer; and.

4.2.4	Company’s examination of such item shall disclose, to Company’s satisfaction that such defects existed at the time such item was delivered to the Distributor and have not been caused by misuse, neglect, improper installation, repair, alteration accident.

4.3	Additional limitations on Warranty and Liability: IN NO EVENT SHALL COMPANY BE LIABLE TO DISTRIBUTOR FOR LOSS OR PROFITS, LOSS OF USE, CONSEQUENTAIL DAMAGE OR DAMAGES OF ANY KIND BASED ON A CLAIM FOR BREACH OF WARRANTY. COMPANY’S WARRANTIES SHALL NOT BE ENLARGED, OR AFFECTED, BY AND NO OBLIGATIONS OR LIABILITY SHALL ARISE OR GROW OUT OF, COMPANY’S RENDERING OF TECHNICAL ADVICE OR SERVICE IN CONNECTION WITH DISTRIBUTOR’S ORDER OF THE PRODUCTS FURNISHED HEREUNDER. Neither NIETHER DISTRIBUTOR NOR ANY OTHER PERSON, FIRM, OR CORPORATION IS AUTHORIZED TO ASSUM FOR COMPANY ANY OTHER LIABILITY IN CONNECTION WITH THIS AGREEMENT, OR THE SALE OF THE PRODUCTS HEREUNDER. NO OTHER AFFIRMATION OF FACT OR PROMISE MADE BY COMPANY, OR ANY OF ITS EMPLOYEES OR AGENTS, WHETHER OR NOT IN THIS AGREEMENT, BY WORKS OR ACTION SHALL CONSTITUTE A WARRANTY.
5. Term of Agreement; Termination
Termination: This agreement may be terminated for any reason by either party upon Thirty (30) days written notice. This agreement will automatically renew each year unless either party advises a change in writing at least THIRTY (30) days before the end of the prior term. The Company also undertakes to provide THIRTY (30) days notice of both Customers and /or product exclusion to the Distributor and ONE terminate this Agreement immediately upon written notice to the Distributor for any one or more of the following reasons:
5.1.1	the Distributor is adjudicated a bankrupt, or instituted against it, any proceeding under federal bankrupt or state insolvency laws or the Distributor make an assignment for benefit of creditors, or a receiver or liquidator is appointed with respect to any substantial part of the Distributor’s assets or business; or

5.1.2	Upon any breach of this Agreement if such breach is not cured within THIRTY (30) days of notice thereof from Company; or

5.1.3	If the condition of the Distributor’s business shall in the sole judgment of Company, be or become such as to endanger the ability of the Distributor to perform its obligations hereunder, or
5.2	Rights and Duties Upon Expiration or Termination:
5.2.1	The expiration or termination of this Agreement shall not affect any right of company to payment for item of the Products ordered by the Distributor hereunder prior to such expiration or termination, any obligation of the Distributor.

5.2.2	Upon the expiration of this Agreement, or upon the giving by Company or the Distributor of notice of election to terminate this Agreement, Company agrees to accept orders on C.O.D. terms, or such other terms as may be mutually agreed, for item of the Products, which the Distributor has become contractually, obligated prior to expiration or termination of this Agreement furnishes evidence to Company’s satisfaction of the existence of the contracted obligation; and provided further that Company has a sufficient number of the item of the Products in stock and available for distribution to supply the same to the Distributor.

5.2.3	the Distributor acknowledges that in the event of the expiration or termination of this Agreement it shall have no right to damages or indemnification of any nature, whether by way of loss of future profits, on account of expenditures, investments, leases or commitments in connection with the business or good will the Distributor, or otherwise.

5.2.4	Any future or forbearance by Company to exercise its right of termination upon the accrual of a cause for termination hereunder shall not operate as a waiver by Companies to exercise such a right at a later date upon continued or further default.

5.2.5	Upon the expiration or termination of this Agreement, and failure of the Parties to establish a successor agreement for the distribution of the Products within thirty (30) days of such expiration or termination, then Company shall purchase from the Distributor, and the Distributor shall sell to Company, the Distributor’s entire inventory of the Products, on and subject to the following terms and conditions.
a.	Company shall be obligated accept and pay for return items of the Products in accordance with Agreement only if such items are (i) received by company unused and undamaged in the original package (as determined solely by Company), (ii) shipped to Company freight prepaid, (iii) accompanied by a Company authorization issued by Company, and (iv) received by Company within thirty (30) days following issuance of the Company authorization.

b.	Company shall not be obligated to repurchase any item of the Products which have been reported previously by the Distributor as sold;

c.	The repurchase price shall be calculated as a percentage of the Net cost for each item of the Products in the Distributor’s inventory; the percentage shall be eight-five percent (85%) if this Agreement has been terminated at the request of the Distributor, or one hundred percent (100%) if this Agreement has either expired or has been terminated at the request of Company.
5.3	Final Accounting: Upon the expiration or termination of this Agreement, there shall be a final accounting. Within forty-five (45) days after the date upon which this Agreement has either expired or been terminated, Company shall prepare and send to the Distributor a final statement of account, setting forth the amount due from the Distributor to Company, or vice versa as the case may be, in payment for Products purchased by the Distributor from Company. the Distributor shall have thirty (30) days to object in writing to Company as to such final statement of account. If no objection received by Company within thirty (30) day period, or, if there has been an objection received, as to the undisputed portion thereof, the Distributor shall be deemed to have agreed to the accuracy of the final statement of accounts, or undisputed portion thereof, and waived any other or further objection to it.

5.4	Sales after Expiration of Termination: The acceptance by Company of any order for sale of any item of the Products to the Distributor after the expiration or termination of this Agreement shall not be construed as a renewal or extension hereof, not as waiver of termination, but in the absence of a new written agreement signed on behalf of Company all such transactions shall be governed by provisions identical with the provisions of this Agreement insofar as they relate to orders placed with Company by the Distributor.

6.	Miscellaneous Provisions
6.1	Limitation of Company Liability; Force Majeure: Company shall not be liable for failure perform any part of this Agreement, including any orders issued by the Distributor hereunder, in any instance where, in Company’s sole judgment, such performance is rendered commercially impracticable, or where such failure to perform is on account of an act of God, act of governmental authorities, fire, earthquake or other natural disaster, labor disputes of any nature, accident insurrection, or other cause beyond the reasonable control or without the fault of Company.

6.2	Continuation of Business: Nothing in the Agreement constitution a representation or warranty that company will continue to sell the Products and it shall be free to discontinue its business at any time. In any such case, Company shall use its best effort to give the Distributor reasonable notice of its intention in this respect but Company shall not be liable to the Distributor in any way its inability or failure to do so.

6.3	Independent Contractor: The parties mutually understand and agree that the Distributor is and at all times shall remain an independent contractor in performing its duties as an exclusive, independent sales agent of Company. The Distributor, its employees, and agents shall have no authority to enter into any contract or commitment on behalf of Company. All employees and agents or the Distributor, are and shall remain employees of the Distributor, and shall under any circumstances be, or hold themselves out as being, employed by Company or as an agent of Company. Neither the Distributor nor anyone on the Distributor’s behalf, shall enter into any written oral agreement, or make any commitments or make or receive payment, on behalf, or for the account, of Company.

6.4	Proprietary Information: the Distributor, its employees, and agents shall retain all Proprietary information in strictest confidence.

6.5	Assignment: This Agreement and the Distributor’s obligations hereunder are nonassignable and nontransferable by the Distributor without the prior written consent of an authorized executive officer of Company.

6.6	Sales Assistance: In event the Distributor desires to utilize the service of a third party of any kind in the territory, the Distributor shall so advise Company, furnished full details concerning the entity and services to be rendered by the entity, the same names of the principal of said entity and, if it is a corporation, the names of its shareholders directors, and officers. If Company gives it consent to the Distributor’s use of such third party; the Distributor shall in its agreement with said party obtain the same undertakings, which the Distributor gives to Company under this Agreement. Any compensation payable to said party shall be payable by the Distributor.

6.7	Governing Law: This Agreement shall be construed in accordance with the laws of the State of California, United States of America, except as to its provision relating to the conflicts of laws of choice of law. The parties here to consent and agree that the United States court for the Central District of California will have primary exclusive jurisdiction over any suit or proceeding arising out of or relating to this Agreement. In event such suit or proceeding fails to meet the jurisdiction limits of the United States District Court for the Central California, then parties here to consent and agree that Superior Court of the State of California for the County of Los Angeles, or Municipal Court of California for The County of Los Angeles, as applicable depending upon the amount in Controversy, will have secondary exclusive jurisdiction over any suit or proceeding arising out of or relating to this Agreement. The parties hereby consent to the jurisdiction and venue of such courts and agree to remove this Agreement from any applicability of the U.N. Convention on Contracts for the International Sale of Goods.

6.8	Compliance with Law: The parties agree that in carrying out their duties and responsibilities under this Agreement, they will neither undertake nor cause, nor permit to be undertaken, any activity which either (i) is illegal under any law decrees, rules, or regulations in effect the United States or applicable countries; or (ii) would have the effect of causing the other party to be in violation of any laws, decrees, rules, or regulations in effect of in either the United States of applicable countries. The parties agree that in connection with this Agreement or with ant resultant contract or subcontract, they will not directly or indirectly, give offer, or promise, or authorize or tolerate to be given, offered, or promised, anything of value to any government official or employee with intent to (i) influence any official act or decision of such official or employee, or (ii) induce such official or employee to use influence to affect or influence any act or decision of a government or of any subdivision thereof, in order to assist either Party in obtaining or retaining business or in directing business to any person. Each Party agrees to notify the other Party immediately of any extortive solicitation, demand, or request for anything of value, by or on behalf of any official or employee of any government or of any subdivision thereof, relating to the subject matter of this Agreement.

6.9	Export Laws: The Parties acknowledge that Company’s ability to perform under the terms of this Agreement or of any contact resulting there from is subject to compliance with U.S. export Licensing and all other legal and regulatory requirements, including those governing the transfer of U.S. origin technology. Company shall be relieved of all obligation and liability if, despite Company’s best efforts, U.S. government regulatory approvals, including any requisite export control authorizations, are not obtained within a reasonable time at Company’s discretion.
6.10	Notice: Any notice or other communication required or permitted to be given under or in connection with this Agreement shall be in writing and shall be deemed to have been duly given upon receipt at the following addresses:

If to Company:	If to the Distributor:
LuminentOIC, Inc.
20550 Nordhoff Street
Chatsworth, Ca 91311
Attn: Mr. Roger E. Bannister
Director of Sales & Customer Service	Attn:
Fax:(818) 576-9486	Fax:

Or such other address as each party may hereafter specify in writing to the other party.
6.11	Separability of Provisions: Each provision of this agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of the Agreement or affect those portions of this Agreement, which are valid.

6.12	Background, Enumerations, and Headings: The “background,” enumerations, and headings contained in this Agreement are for convenience of reference and are not intended to have any substantive significance in interpreting this Agreement.

6.13	Legal Relief: In the event the Distributor breaches, or threatens to breach, any of the covenants expressed herein, the damages to Company will be great and irreparable and difficult to quantify; thereof, Company may apply to a court of competent jurisdiction for injunctive or other equitable relief to restrain such breach or threat of breach, without disentitling Company from any other relief in either law or equity. In the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, by reason of its geographic or temporal restriction being too great, or by reason that the range of activities covered are too great, or for any other reason, these covenants shall be interpreted to extend over the maximum geographic area, period of time, range of activities, or other restrictions to which they may be enforceable.

6.14	English Language: The English language version of this Agreement shall control in the event any discrepancy shall arise over the interpretation of the wording of this Agreement. Furthermore, all communications between Company and the Distributor as well as the ongoing relationship shall occur in the English language.

6.15	Change of Law: The parties hereto agree that in the event laws hereinafter enacted make performance of this Agreement in whole or in part illegal, the parties shall at that time make good-faith efforts to amend the Agreement so as too conform to then-current laws. In the event that the parties, despite their good-faith efforts, are unable to amend the agreement, this Agreement shall be terminated and Company shall be required to pay all commissions due and owing as of the date of termination to the extent permitted by the law of the applicable country or countries, including the United States of America.

6.16	Indemnification: the Distributor agrees to indemnify and to hold harmless Company, its officers, employees, and agents from and against any claims, demands, causes of actions, loss, cost, and expense, including, but not limited to, attorneys’ fees and court costs, arising from, in connection with based upon the actions or omissions of the Distributor, its of this Agreement for any reason.

6.17	Entire Agreement: This Agreement and any documents referenced herein, supersedes any and all prior agreements, discussions, and negotiations between the Distributor and Company. It set forth the entire agreement and understandings between the parties as to the subject matter of this Agreement. Neither of the parties shall be bound by any terms, conditions, definitions, waivers, warranties, or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement or duly set forth on or subsequent to the date hereof in a writing signed by a proper and duly authorized the Distributor of whichever of the parties is to be bound hereby.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement under seal, effective the date first written above.
     LuminentOIC, Inc:

By:

Title:

the Distributor:

By:

Title:

SCHEDULE A
PRODUCTS
     All products manufactured by the company made available under the LuminentOIC brand label.
PRICES
     Prices as in current Authorized the Distributor Price List.
     LuminentOIC, Inc:

By:

Title:

     the Distributor:

By:

Title:

SCHEDULE B
TERRITORIES
     LuminentOIC, Inc.

By:

Title:

     DISTRIBUTOR:

By:

Title: